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                                                                     EXHIBIT 3.1


                             ARTICLES OF AMENDMENT

                            CRESCENT BANKING COMPANY


     Pursuant to the provisions of Section 14-2-1006 of the Georgia Business Corporation Code (the "GBCC"), CRESCENT BANKING COMPANY, a corporation organized and existing under the laws of the State of Georgia (the "Corporation"), hereby amends its Articles of Incorporation. The following information is set forth in accordance with the provisions of Section 14-2-1006 of the GBCC.

     (1)  The name of the Corporation is "Crescent Banking Company."

     (2) Section 2.1 of the Corporation's Articles of Incorporation is amended (the "Amendment") to increase the number of authorized shares of common stock from 2,500,000 to 10,000,000. Following such amendment, Section 2.1 reads in its entirety as follows:

          "Section 2.1. The Corporation shall have authority to be exercised by the Board of Directors to issue not more than 10,000,000 shares of common voting stock ("Common Stock"), par value $1.00 per share, and 1,000,000 shares of preferred stock ("Preferred Stock"), par value $1.00 per share."

     (3) The Amendment does not provide for an exchange, reclassification, or cancellation of issued shares.

     (4)  The Amendment was adopted on April 22, 1999.

     (5) The Amendment was adopted by the Corporation's Board of Directors on March 17, 1999, subject to shareholder approval.

     (6) Shareholder approval was required to adopt the Amendment, and, at the Corporation's 1999 Annual Meeting of Shareholders, the Corporation's shareholders duly approved the Amendment in accordance with the provisions of
Section 14-2-1003 of the GBCC.

                              CRESCENT BANKING COMPANY


                              By:  /s/ J. Donald Boggus, Jr.
                                  ---------------------------------
                                  Name:  J. Donald Boggus, Jr.
                                  Title:  President